EXHIBIT 10.101

LIMITED WAIVER AND AMENDMENT NO. 2

TO

LOAN AND SECURITY AGREEMENT

     THIS LIMITED WAIVER AND AMENDMENT NO. 2 TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into this 2nd day of March, 2009, by and among each of Global Med Technologies, Inc. and PeopleMed, Inc., each with its principal place of business at 12600 West Colfax Avenue, Suite C-420, Lakewood, CO 80215 (individually and collectively, "Borrower") and PARTNERS FOR GROWTH II, L.P. (“PFG”). Capitalized terms used herein without definition shall have the same meanings given them in the Loan Agreement (as defined below).

RECITALS

     A. Borrower and PFG have entered into that certain Loan and Security Agreement dated as of July 18, 2008 (as amended, restated, or otherwise modified, the “Loan Agreement”, and together with such documents, instruments and security agreements as were executed reasonably contemporaneously with or in connection with the Loan Agreement, the “Loan Documents”).

     B.  Borrower and PFG entered into that certain Amendment No. 1 to Loan and Security Agreement dated as of October 1, 2008 (the ‘First Amendment).

     C.  Borrower is unable to comply with the Minimum Monthly Liquidity and Free Cash Flow financial covenants set forth in the Schedule to the Loan Agreement (the “Specified Defaults”).

     D.  The parties mutually desire to set forth the conditions under which PFG will (i) conditionally waive the Specified Defaults for the period ending December 31, 2008, and (ii) amend the Loan Agreement so as to allow Borrower to maintain compliance with the terms of the Loan Agreement.

     E.  Subject to the representations and warranties of Borrower herein and upon the terms and conditions set forth in this Amendment, PFG is willing to modify the Loan Agreement as set forth herein.

AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing Recitals, incorporated by reference herein, and intending to be legally bound, the parties hereto agree as follows:

     1.  LIMITED WAIVER. Subject to each of the following conditions: (a) satisfaction of the terms of Section 5 hereof; (b) there being no Default or Event of Default under the Loan Documents other than the Specified Defaults, PFG hereby agrees to waive the Specified Defaults for the period ending December 31, 2008.

     2.    AMENDMENTS TO LOAN AGREEMENT. The Loan Agreement is hereby amended as set forth below with prospective effect (subject to any conditions set forth below with respect to any specific amendment):

             2.1  The “Amortization Trigger” provision in Section 1 of the Schedule is hereby amended to read in its entirety as follows:

“ Amortization Trigger:

If at any time and from time to time Borrower fails maintain the minimum Free Cash Flow thresholds set forth in the table immediately following this paragraph, PFG shall have the right, but not the obligation, to require Borrower to amortize the loan (the “Amortization Right”) as if it were, ab initio, a thirty-six month fully-amortized term loan, with the first payment on the first Business Day of the month following Borrower’s receipt of PFG’s written election to amortize the Loan (the “Amortization Election” and such first payment due date, the “Amortization Date”). Each such payment shall equal to the monthly principal payment that would be due if the Loan were a term loan amortized over thirty-six months, plus accrued interest on outstanding principal thereon for each such month. For example, if Borrower failed to meet the minimum Free Cash Flow test 6 months after the date hereof and PFG delivered an Amortization Election to Borrower, Borrower would have to pay PFG on the Amortization Date and each month thereafter until the Maturity Date the sum of $41,667, plus interest thereon. At the Maturity Date, Borrower would pay any and all remaining outstanding principal (approximately $250,002 [$41,667 x 6 months]) together with any unpaid interest thereon and all other monetary Obligations. For the avoidance of doubt, the thresholds below determine PFG’s right to require Borrower to amortize the Loan, and such provisions and right are distinct from the minimum Free Cash Flow financial covenant set forth in Section 5 of this Schedule.”

	Cumulative Period	Amount

	Three (3) months ending March 31, 2009	$600,000
	Six (6) months ending June 30, 2009	$1,000,000
	Nine (9) months ending September 30, 2009	$1,800,000
	Twelve (12) months ending December 31, 2009	$2,400,000

Three (3) months ending March 31, 2010	$600,000
Six (6) months ending June 30, 2010	$1,000,000
Nine (9) months ending September 30, 2010	$1,800,000
Twelve (12) months ending December 31, 2010	$2,400,000
Three (3) months ending March 31, 2011	$600,000
Six (6) months ending June 30, 2011	$1,000,000
Nine (9) months ending September 30, 2011	$1,800,00
Twelve (12) months ending December 31, 2011	$2,400,000

             2.2   The Minimum Monthly Liquidity Ratio set forth in Section 5 of the Schedule is hereby amended to read, together with its associated definitions, as follows:

Minimum Monthly
Liquidity Ratio:	A Monthly Liquidity Ratio of not less than the ratios set forth below for the corresponding periods:

	Period	Ratio

	Through December 31, 2009, inclusive	1.10 : 1.00

	January 1, 2010 through the Maturity Date	1.25 : 1.00

Liquidity Ratio Definition:	The term “Monthly Liquidity Ratio” means, as measured
monthly, a ratio of cash, Cash Equivalents and marketable
securities, plus net billed Accounts to total consolidated
Funded Debt, tested on a monthly basis.

             2.3  The Minimum Monthly Liquidity Ratio set forth in Section 5 of the Schedule is hereby amended to read, together with its associated definitions, as follows:

“ Minimum Free Cash Flow:	Tested on a calendar quarterly basis, Borrower shall maintain minimum “Free Cash Flow” in the amounts set forth below for the corresponding cumulative periods:

	Cumulative Period	Amount

	Three (3) months ending March 31, 2009	$400,000

	Six (6) months ending June 30, 2009	$600,000

	Nine (9) months ending September 30, 2009	$1,000,000

	Twelve (12) months ending December 31, 2009	$2,000,000

	Each quarter thereafter to be determined based	TBD
	on Borrower’s 2010 financial forecast, to be
	delivered to PFG not later than November 30,
	2009.

Free Cash
Flow Definition:	“Free Cash Flow” means EBITDA, less (ii) capital
	expenditures, including capitalized software development
	costs.”

     3.   BORROWER’ REPRESENTATIONS, WARRANTIES AND COVENANTS. Borrower represents, warrants and covenants that:

     (a) immediately upon giving effect to this Amendment (i) the representations and warranties contained in the Loan Documents, including without limitation, the Representations, are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (ii) no Default or Event of Default has occurred and is continuing, other than the Existing Defaults;

     (b) Borrower has the corporate power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

     (c) the certificate of incorporation, bylaws and other organizational documents of Borrower delivered to PFG on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect, without further amendment or other Board of Directors or stockholder action;

     (d) the execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended, has been duly authorized by all necessary corporate action on the part of Borrower, including any and all requisite stockholder consents;

     (e) this Amendment has been duly executed and delivered by Borrower and constitutes the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights;

     (f) as of the date hereof, it has no defenses against the obligations to pay any amounts under the Obligations and it has no claims of any kind against PFG. Borrower acknowledges that PFG has acted in good faith and has conducted in a commercially reasonable manner its relationship with Borrower in connection with this Amendment and in connection with the Loan Documents; and

     (g) Any update to Borrower’s Representations delivered to PFG in connection with this Amendment is true and correct in all material respects.

     Borrower understands and acknowledges that PFG is entering into this Amendment in reliance upon, and in partial consideration for, the above representations and warranties, and agrees that such reliance is reasonable and appropriate.

     4.  LIMITATION. The amendments set forth in this Amendment shall be limited precisely as written and shall not be deemed (a) to be a forbearance, waiver or modification of any other term or condition of the Loan Agreement or of any other instrument or agreement referred to therein or to prejudice any right or remedy which PFG may now have or may have in the future under or in connection with the Loan Agreement or any instrument or agreement referred to therein; (b) to be a consent to any future amendment or modification, forbearance or waiver to any instrument or agreement the execution and delivery of which is consented to hereby, or to any waiver of any of the provisions thereof; (c) to be a waiver of any Default under than the Specified Defaults; or (d) to limit or impair PFG’s right to demand strict performance of all terms and covenants as of any date. The Loan Agreement, as amended hereby, shall continue in full force and effect, and the amendment of the Loan Agreement shall not be deemed to be a forbearance or waiver of any Default under the Loan Agreement, other than the Specified Defaults.

     5.  EFFECTIVENESS. Subject to the satisfaction of the conditions set forth below (whether performance is required on or after the date hereof) and any additional conditions set forth in the amendments to the Loan Agreement set forth in Section 1 hereof, this Amendment shall become effective on the date hereof, but shall continue to be subject to the satisfaction of all the following conditions:

             5.1 No Default Under Senior Loan. Borrower shall be in full compliance with the Senior Loan Documents, as amended, and the Senior Lender shall not have exercised any remedies under the Senior Loan Documents or given notice of the intention to do so and Borrower shall have promptly provided evidence of any waiver, forbearance or amendment of the Senior Loan Documents by the Senior Lender.

             5.2 Authorization, Execution and Delivery. Borrower shall have duly authorized, executed and delivered to PFG this Amendment and any other documents PFG may require in connection with this Amendment.

             5.3 Payment of PFG Expenses. Borrower shall pay upon demand all PFG Expenses (including all reasonable attorneys’ fees and reasonable expenses) incurred in connection with this Amendment.

             5.4 Amended and Restated Warrant. Borrower shall have taken all corporate actions required to and shall have authorized, executed and delivered that certain Amended and Restated Warrant of even date herewith, amending and restating the Warrant issued to PFG on the Original Issue Date (as defined in the Amended and Restated Warrant).

             5.5 Priority of Liens. PFG shall have on the date hereof a first-priority security interest and lien in Collateral, subject only to the lien of the Senior Lender and other Permitted Liens.

             5.6 Waiver Fee and Warrant Amendment Fee. Borrower shall have paid PFG a Waiver Fee equal to $2,500 and a Warrant Amendment Fee equal to $23,100, with the Warrant Amendment Fee representing the difference between the Exchange Price of $0.72 (as amended on March 2, 2009) and $.050, the estimated fair market value of Borrower’s Common Stock on or about the amendment date times 105,000, the number of shares of Warrant Stock exchangeable under the Amended and Restated Warrant.

     For the avoidance of doubt, the failure whenever occurring of any of the foregoing conditions shall result in the termination of (i) any express or implied forbearances or waivers of non-compliance of Borrower prior to the date hereof, all of which shall be deemed rescinded, and (ii) at the election of PFG, any conditional amendments to the Loan Agreement made in Section 1 hereof shall be deemed rescinded.

     6.  COUNTERPARTS. This Amendment may be signed in any number of counterparts, and by different parties hereto in separate counterparts, with the same effect as if the signatures to each such counterpart were upon a single instrument. All counterparts shall be deemed an original of this Amendment.

     7.  INTEGRATION; CONSTRUCTION. The Loan Documents, the First Amendment, this Amendment, the Amended and Restated Warrant and any documents executed in connection herewith or pursuant hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, offers and negotiations, oral or written, with respect thereto and no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding, if any, involving this Amendment; except that any financing statements or other agreements or instruments filed by PFG with respect to Borrower shall remain in full force and effect. The title of this Agreement and section headings are for the readers’ convenience only and shall be ignored for purposes of integration into the Loan Agreement. The term “Schedule” means the Schedule to the Loan Agreement. Quotation marks, if any, around amended provisions to the Loan Agreement are for the convenience of reading only and are not to be construed substantively. The General Provisions set forth in Section 8 of the Loan Agreement are incorporated herein by reference.

     8.  GOVERNING LAW; VENUE. THIS AMENDMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. Borrower and PFG each submit to the exclusive jurisdiction of the State and Federal courts in San Francisco County, California.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

Borrower:	PFG:
Global Med Technologies, Inc.	PARTNERS FOR GROWTH II, L.P.

By /s/ Karen B. Davis	By /s/ Lorraine Nield
President or Vice President/CFO

By /s/ Kim Geist Secretary or Ass't Secretary	Name: Lorraine Nield Title: Manager, Partners for Growth II, LLC Its General Partner
Borrower: PeopleMed.com, Inc. By /s/ Karen B. Davis President or Vice President/CFO By /s/ Kim Geist Secretary or Ass't Secretary